Exhibit 10.9

October 1, 2020

Nelson Cabatuan

133 Sonas Dr.

Hayward CA 94542

Dear Nelson:

On behalf of Rain Therapeutics (the “Company”), I am pleased to offer you a position on our team, and set forth the terms of your employment with the Company:

1. Effective October 19, 2020, you will be employed to serve on a full-time basis as Vice President, Corporate Finance & Accounting (“VP, Finance”) and report to Avanish Vellanki, the CEO. As a VP of Corporate Finance & Accounting, you will be responsible for the development and execution of the financial strategy and operations supporting the Company’s business plans, ensuring the company, the leadership, and the board have a clear understanding of operating performance and risks as it relates to all budgeted and forecasted goals. You will also play a lead role in positioning the Company to public investors while providing input, advice, and perspective on all significant business decisions and such other duties as may from time to time be assigned to you by the Company, including, but not limited to, the management of Rain’s information technology (IT) systems and Facilities. This offer of employment is contingent upon the necessary employment verifications, background checks, references, and conflict checks meeting our satisfaction.

2. Your base salary will be $285,000 on an annual basis, subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company and shall be paid in accordance with the Company’s standard payroll practices.

3. You will be eligible for an annual cash performance bonus of 30% of your annual base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Company in its sole discretion, and shall be based upon achievement of individual and corporate performance objectives and such other criteria to be determined by the Company. Any bonus shall be paid within thirty (30) days after the Company’s determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4. You will receive a sign on bonus of $65,000, payable on the first regularly scheduled payroll. Should you voluntarily terminate your employment for any reason or if you are terminated due to gross neglect of your job duties, fraud, misappropriation or embezzlement, within twenty-four (24) months after your start date, you agree to repay within thirty (30) days of terminating employment, any and all relocation expenses subject to the schedule below.

The calculation of repayment of sign on bonus will be made on a prorated monthly basis. Percentage of costs repayable: 0 – 24 months will be prorated (1/24 forgiven on a monthly basis). If termination occurs more than twenty-four (24) months after the hire date, the employee will not be required to repay sign on bonus.

October 1, 2020

Mr. Nelson Cabatuan

5. Subject to the approval of the Board of Directors of the Company, upon the commencement of your employment, the Company will grant you 50,000 incentive stock options (the “Option”) under the Company’s Stock Incentive Plan (the “Plan”). The vesting start date for the Option will be your first day of employment and the exercise price for the Options shall be the fair market value of a share of the Company’s common stock on the date of grant. The Options shall vest 25% on the 12-month anniversary of the vesting start date and in equal monthly installments thereafter over the next 36 months.

6. You will be required to execute the Employee Proprietary Information and Inventions Agreement attached as Exhibit A, as a condition of employment.

7. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

8. You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Avanish Vellanki, by. If you do not accept this offer by 10/5/20, this offer will be revoked.

Very Truly Yours,

Rain Therapeutics

By:	/s/ Avanish Vellanki
Name:	Avanish Vellanki
Title:	CEO

The foregoing correctly sets forth the terms of my at-will employment by Rain Therapeutics. I am not relying on any representations other than those set forth above.

/s/ Nelson Cabatuan	Date:	10/2/2020
Name: Nelson Cabatuan

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

RAIN - S-1 - EXHIBIT 10.9 - RAIN _ N. CABATUAN EMPLOYMENT OFFER_104494632_1.DOCX